News Release

Media Relations Contact Timothy G. Weir, APR Director of Public Affairs, Communications & Marketing (812) 962-5128 | tweir@accuridecorp.com	Investor Relations Contact Todd Taylor Vice President and Treasurer (812) 962-5105 | ttaylor@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride to Webcast March 27th Investor Presentation in Louisville

EVANSVILLE, Ind. – March 13, 2014 – Accuride Corporation (NYSE: ACW) – a leading supplier of components to the North American commercial vehicle industry – today announced that it will webcast its investor meeting presentation on Thursday, March 27, 2014 in Louisville, Ky.  Accuride is hosting the meeting at the Crowne Plaza Louisville Airport, located at 830 Phillips Lane in Louisville.

Rick Dauch, Accuride President & CEO, and Greg Risch, Senior Vice President & Chief Financial Officer, will speak to the investment community beginning at 8:00 a.m. Eastern Time.

Accuride's one-hour presentation will be broadcast live through an audio webcast available at the Investors section of the Company’s website – www.AccurideCorp.com/Investors. Presentation slides will be available for download at the site and the webcast will be available for replay for 14 days following the event.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company’s products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, and BrillionTM. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at http://www.accuridecorp.com.

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Accuride Corporation |7140 Office Circle | P.O. Box 15600 | Evansville, IN  47716-0600 | (812) 962-5000 | AccurideCorp.com